Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this prospectus constituting a part of this Registration Statement on Form S-8 of our report dated April 30, 2021 (which includes an explanatory paragraph relating to Astra Space, Inc. (f/k/a Holicity, Inc.) ability to continue as a going concern), relating to the consolidated financial statements of Astra Space, Inc. (f/k/a Holicity, Inc.) which is incorporated by reference in this prospectus, and to the reference to our Firm under the caption “Experts” in the prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

September 10, 2021